Exhibit 23.2


                          CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Registration Statement of Strategic Solutions Group, Inc. on Form S-3 of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated March 28, 1997, on our audits of the consolidated financial statements of Pacific Animated Imaging Corporation (the former name of Strategic Solutions Group, Inc. under which the herein referenced Form 10-KSB was filed) as of December 31, 1995 and 1996, and for the years then ended, which report is included in the Pacific Animated Imaging Corporation Annual Report on Form 10-KSB for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts".

                                          /s/ Coopers & Lybrand L.L.P.


January 28, 1998
McLean, Virginia